UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2015

TRIBUNE PUBLISHING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 North Michigan Avenue

Chicago, Illinois, 60611

(Address of Principal Executive Offices) (Zip Code)

312-222-9100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2015, Tribune Publishing Company (“Tribune Publishing”) approved entering into an employment agreement with Sandra J. Martin, Executive Vice President and Chief Financial Officer of Tribune Publishing.  The employment agreement has a term through December 31, 2017.  Pursuant to the employment agreement, Ms. Martin will receive an annual base salary of $440,000 during calendar year 2016 and $480,000 during calendar year 2017, subject to increase as determined by Tribune Publishing.  She will also be entitled to receive an annual cash bonus with a target of 75% of base salary.

Ms. Martin’s employment agreement provides that if Tribune Publishing terminates her employment without cause (and other than due to death or disability) or she resigns for good reason, subject to her execution and non-revocation of a release of claims, Tribune Publishing will pay her, in addition to her previously-accrued compensation, severance equal to the following:  12 months of her base salary in a lump sum, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination.

The employment agreement for Ms. Martin also contains certain restrictive covenants for Tribune Publishing’s benefit. She is also required to maintain the confidentiality of Tribune Publishing’s confidential information.

The foregoing is a brief description of the employment agreement and a copy of the employment agreement will be filed as an exhibit to Tribune Publishing’s Annual Report on Form 10-K for the annual period ending December 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date: December 23, 2015	By:	/s/ Julie K. Xanders
	Name:	Julie K. Xanders
	Title:	Executive Vice President and General Counsel